                                   EXHIBIT 12

                            STATE STREET CORPORATION

                       Ratio of Earnings to Fixed Charges

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
                             Three Months
                                Ended            Year Ended December 31,
                              March 31,   --------------------------------------
(Dollars in millions)            1999      1998    1997    1996    1995    1994
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
(A) Excluding interest on
 deposits:
 Earnings:
 Income before income
  taxes....................     $ 185     $   661 $   568 $   453 $   370 $  343
 Fixed charges.............       215         856     613     477     495    267
                                -----     ------- ------- ------- ------- ------
  Earnings as adjusted.....     $ 400     $ 1,517 $ 1,181 $   930 $   865 $  610
                                =====     ======= ======= ======= ======= ======
 Income before income
  taxes:
 Pretax income from
  continuing operations as
  reported.................     $ 185     $   656 $   564 $   447 $   366 $  340
 Share of pretax income
  (loss) of 50%-owned
  subsidiaries not included
  in above.................                     5       4       6       4      3
                                -----     ------- ------- ------- ------- ------
 Net income as adjusted....     $ 185     $   661 $   568 $   453 $   370 $  343
                                =====     ======= ======= ======= ======= ======
 Fixed charges:
 Interest on other
  borrowings...............     $ 196     $   770 $   548 $   452 $   482 $  254
 Interest on long-term debt
  including amortization of
  debt issue costs.........        17          66      55      15       9      9
 Portion of rents
  representative of the
  interest factor in long-
  term lease...............         2          20      10      10       4      4
                                -----     ------- ------- ------- ------- ------
  Fixed charges............     $ 215     $   856 $   613 $   477 $   495 $  267
                                =====     ======= ======= ======= ======= ======
 Ratio of earnings to fixed
  charges..................      1.86x      1.77x   1.93x   1.95x   1.75x  2.29x
(B) Including interest on
 deposits:
 Adjusted earnings from (A)
  above....................     $ 400     $ 1,517 $ 1,181 $   930 $   865 $  610
 Add interest on deposits..       157         656     512     425     416    281
                                -----     ------- ------- ------- ------- ------
  Earnings as adjusted.....     $ 557     $ 2,173 $ 1,693 $ 1,355 $ 1,281 $  891
                                =====     ======= ======= ======= ======= ======
 Fixed charges:
 Fixed charges from (A)
  above....................     $ 215     $   856 $   613 $   477 $   495 $  267
 Interest on deposits......       157         656     512     425     416    281
                                -----     ------- ------- ------- ------- ------
  Adjusted fixed charges...     $ 372     $ 1,512 $ 1,125 $   902 $   911 $  548
                                =====     ======= ======= ======= ======= ======
 Adjusted earnings to
  adjusted fixed charges...      1.50x      1.44x   1.50x   1.50x   1.41x  1.63x
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